UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C.   20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    November 17, 2008

      CENTRAL VERMONT PUBLIC SERVICE CORPORATION
(Exact name of registrant as specified in its charter)

Vermont (State or other jurisdiction of incorporation)	1-8222 (Commission File Number)	03-0111290 (IRS Employer Identification No.)

       77 Grove Street, Rutland, Vermont               05701
(Address of principal executive offices)          (Zip Code)

Registrant's telephone number, including area code (800) 649-2877

                                      N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On October 31, 2008, pursuant to our alternative regulation plan, we submitted a base rate filing for the rate year commencing January 1, 2009 that reflects a 0.33 percent increase in retail rates.   Under the alternative regulation plan, the Vermont Public Service Board (“PSB”) may suspend and investigate the rate filing.

On November 17, 2008, the Department of Public Service (“DPS”), which is the state’s agency responsible for representing ratepayers, filed a request for suspension and investigation of our filing. The Department’s report stated:  “The filing, as submitted by the Company on October 31, 2008, appears to be reasonably sufficient for establishing rates to be effective January 1, 2009 within the spirit of the proposed Alternative Regulation Plan except for some specific significant adjustments to Cost of Service and Rate Base.  The adjustments include (1) payroll and the associated payroll costs and (2) plant expenditures and the associated accumulated depreciation, deferred income tax and depreciation expense. ...  The result of the report’s recommendations is a .43% rate reduction of $1.229 million.”

The PSB may, but is not required to, suspend our rate filing and open an investigation as requested by the DPS.   If the PSB chooses not to suspend the rate filing, new rates would be in effect as early as January 1, 2009.  If the PSB suspends the base rate filing, the new rates will be in effect following an order by the PSB approving the rates, which we expect will be issued no later than July 1, 2009.  We cannot predict the outcome of the base rate filing at this time.

SIGNATURE Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTRAL VERMONT PUBLIC SERVICE CORPORATION

By	/s/ Dale A. Rocheleau Dale A. Rocheleau Senior Vice President, General Counsel, and Corporate Secretary

November 18, 2008